Exhibit 10.47
THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF JANUARY 5, 2007 (THE “PURCHASE AGREEMENT”), AMONG TERREMARK WORLDWIDE, INC. (THE “COMPANY”), THE GUARANTORS NAMED THEREIN, THE AGENT AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, FOR PURPOSES OF SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE COMPANY AGREES TO PROVIDE PROMPTLY TO HOLDERS OF NOTES, UPON WRITTEN REQUEST, THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THE NOTES. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE FOLLOWING ADDRESS: 2601 S. BAYSHORE DRIVE, 9TH FLOOR, MIAMI, FLORIDA 33133.
THE SECURITY REPRESENTED BY THIS CERTIFICATE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF JANUARY 5, 2007 AMONG TERREMARK WORLDWIDE, INC. AS THE ISSUER, THE SUBSIDIARY GUARANTORS NAMED THEREIN, FMP AGENCY SERVICES, LLC, AS THE SENIOR AGENT TO THE SENIOR CREDITORS NAMED THEREIN, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, THE SUBORDINATED AGENT TO THE SUBORDINATED CREDITORS NAMED THEREIN AND EACH HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SENIOR SUBORDINATED SECURED NOTES DUE 2009
$10,000,000
CUSIP: 881448 AD 6
No. 1
     Terremark Worldwide, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Purchase Agreement), for value received, hereby promises to pay to Credit Suisse, Cayman Islands Branch, or registered assigns, the principal sum of $10,000,000 Dollars (as such amount may be increased from time to time in accordance with Paragraph 2 on the reverse of this Note) on June 30, 2009 (the “Stated Maturity”).
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
     Dated: January 5, 2007

TERREMARK WORLDWIDE, INC.
By:
Name:
Title:

          1. General. This Note is one of a duly authorized issue of Notes of the Company designated as its Senior Subordinated Secured Notes due 2009 (herein called the “Notes”), limited in aggregate principal amount to the sum of (a) $10,000,000 and (b) the amount of interest which, in accordance with the terms of Paragraph 2 below, may be capitalized and added to the principal amount of the Notes, in each case, issued pursuant to the Purchase Agreement, dated as of January 5, 2007 (herein called the “Purchase Agreement”), among the Company, the Guarantors named therein, the Agent and the Purchasers named therein, to which Purchase Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Noteholders and of the terms upon which the Notes are, and are to be, issued and delivered.
     Principal on this Note shall be payable only against surrender therefor, while payments of interest on this Note shall be made, in accordance with the Purchase Agreement and subject to applicable laws and regulations, by wire transfer to such account as any Noteholder shall designate by written instructions received by the Company no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Noteholder otherwise notifies the Company or such Noteholder no longer is the registered owner of this Note.
          2. Interest. The Company promises to pay interest on the principal amount of this Note from the date of issuance of this Note (or any Predecessor Note), or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears, on the last Business Day of each March, June, September and December in each year commencing March 30, 2007 (each, an “Interest Payment Date”) and at Stated Maturity at the Applicable Rate, until the principal hereof is paid. On each such Interest Payment Date the Company shall pay such interest by adding the amount thereof to the principal amount of this Note on such Interest Payment Date, and shall within five (5) Business Days of each relevant Interest Payment Date deliver to the Noteholder of this Note written notice stating the amount of interest so added to the principal of this Note and the new principal amount of this Note.
     “Applicable Rate” means the Eurodollar Rate plus 8.00%, provided that from and after January 1, 2009 through the Stated Maturity Date, the Applicable Rate shall be equal to the Eurodollar Rate plus 9.00%.
     “Eurocurrency Reserve Requirements” means, for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System of the United States (or any successor) (the “Board”) or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate” means, with respect to each day during each Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “Eurodollar Rate” means, with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula:
          Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
     “Interest Payment Date” means the last day of each Interest Period.
     “Interest Period” means an interest period (i) initially, commencing on January 5, 2007 and ending on March 30, 2007; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires and ending on the immediately succeeding day that is the last Business Day of each March, June, September and December occurring thereafter.
     To the extent that the payment of such interest shall be legally enforceable, any principal of, or premium or installment of interest on, this Note which is overdue shall bear interest at the rate of 2% per annum in excess of the rate of interest then borne by the Notes (“default interest”) from the date such amounts are due until they are paid, and the entire amount of such default interest shall be payable in cash.
     Interest on this Note shall be computed on the basis of the actual number of days elapsed over a year of 360 days.
     All interest payable, on any Interest Payment Date will, as provided in the Purchase Agreement, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the “Regular Record Date” for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date. Notwithstanding the foregoing, if this Note is issued after a Regular Record Date and prior to an Interest Payment Date, the record date for such Interest Payment Date shall be the original issue date.
          3. Redemption. The Company may, at its option, redeem the Notes, in whole or in part at any time prior to the Stated Maturity, at the then outstanding balance of such Note (including interest that has accreted to principal) plus accrued but unaccreted interest.
          4. Procedures for Redemption. If less than all the Notes are to be redeemed, the Notes shall be redeemed pro rata from each Noteholder.

     In the event of redemption or purchase pursuant to an offer to purchase this Note in part only, a new Note or Notes for the unredeemed or unpurchased portion hereof will be issued in the name of the Noteholder hereof upon the cancellation hereof.
          5. Events of Default. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Purchase Agreement.
          6. Offers to Purchase Notes. The Purchase Agreement provides that, subject to certain conditions, if (i) certain Excess Proceeds are available to the Company as a result of Asset Sales, (ii) a Change of Control occurs, or (iii) if there is an exercise of an early buy-out option granted in connection with the Contemplated Lease Financings, the Company shall be required to make an offer to purchase all or a specified portion of the Notes as provided for in the Purchase Agreement.
          7. Amendments, Modifications and Waivers. The Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and certain rights of the Noteholders under the Purchase Agreement at any time by the Company with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Purchase Agreement also contains provisions permitting the Noteholders of specified percentages in the aggregate principal amount of the Notes at the time outstanding, on behalf of the Noteholders of all the Notes, to waive compliance by the Company with certain provisions of the Agreement and certain past defaults under the Agreement and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such Noteholder and upon all future Noteholders and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          8. Registration of Transfer. As provided in the Purchase Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the principal offices of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Notes are issuable only in registered form without coupons in denominations authorized under the Purchase Agreement. As provided in the Purchase Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Noteholder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any Tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.
          9. Subordination. The indebtedness evidenced by this Note is, to the extent provided in the Subordination Agreement, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Purchase Agreement and Subordination Agreement with respect thereto. Each Noteholder, by accepting the same, agrees to and shall be bound by such provisions.
          10. Miscellaneous. All terms used in this Note which are defined in the Purchase Agreement shall have the meanings assigned to them in the Purchase Agreement. The Company and the Noteholder agree that, unless otherwise required by law or the good faith resolution of an examination or audit by the Internal Revenue Service, they shall treat the Notes as not subject to the provisions of Treasury Regulations 1.1275.4.
     THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.